As filed with the Securities and Exchange Commission on August 28, 2008

Registration No. 333-138007

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO

FORM S-3

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

FTD Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	87-0719190 (I.R.S. Employer Identification Number)

3113 Woodcreek Drive
Downers Grove, Illinois  60515
(630) 719-7800
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jon R. Burney, Esq.
Executive Vice President, General Counsel and Secretary
FTD Group, Inc.
3113 Woodcreek Drive
Downers Grove, Illinois  60515
(630) 719-7800
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Mark R. Goldston
Chairman, President and Chief Executive Officer
United Online, Inc.
21301 Burbank Boulevard
Woodland Hills, California  91367
(818) 287-3000

Brian J. McCarthy, Esq.
David C. Eisman, Esq.
Skadden, Arps, Slate, Meagher & Flom LLP
300 South Grand Avenue, Suite 3400
Los Angeles, California  90071
(213) 687-5000

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:  This Post-Effective Amendment deregisters those securities that remain unsold hereunder as of the date hereof.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

                If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.   ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer  ☐                                   Accelerated filer  ☒

Non-accelerated filer  ☐                                     Smaller reporting company  ☐

(Do not check if a smaller reporting company)

DEREGISTRATION OF SECURITIES

On October 16, 2006, FTD Group, Inc., a Delaware corporation (“FTD”), filed a registration statement on Form S-3 (Registration No. 333-138007), as amended by Amendment No. 1 to Form S-3 filed on February 21, 2007 (as so amended, the “Registration Statement”), with the Securities and Exchange Commission, to register the resale of a total of 15,562,695 shares of FTD common stock, par value $0.01 per share (the “Common Stock”).

On August 26, 2008, pursuant to an Agreement and Plan of Merger, dated as of April 30, 2008, as amended by Amendment No. 1 to Agreement and Plan of Merger, dated as of July 16, 2008, among FTD, United Online, Inc., a Delaware corporation (“United Online”), and UNOLA Corp., a Delaware corporation and an indirect wholly-owned subsidiary of United Online (“Merger Sub”), Merger Sub merged with and into FTD (the “Merger”), with FTD surviving the Merger as an indirect wholly-owned subsidiary of United Online.  As a result of the Merger, all of the Common Stock is owned by a subsidiary of United Online.  On August 28, 2008, FTD filed a Form 15 with respect to the Common Stock.

Pursuant to the undertaking made by FTD in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering, FTD is filing this Post-Effective Amendment No. 1 to the Registration Statement to terminate the effectiveness of such Registration Statement and to deregister all of the shares of Common Stock that remain unsold as of the date hereof.

2

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Downers Grove, State of Illinois, on August 28, 2008.

FTD GROUP, INC.

By:	/s/ Becky A. Sheehan
	Name:	Becky A. Sheehan
	Title:	Executive Vice President and Chief Financial
Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated.

Signature	Title	Date

/s/ Michael J. Soenen	President and Chief Executive Officer	August 28, 2008
Michael J. Soenen	(Principal Executive Officer)

/s/ Becky A. Sheehan	Executive Vice President and Chief Financial	August 28, 2008
Becky A. Sheehan	Officer
(Principal Financial and Accounting Officer)

/s/ Jon R. Burney	Executive Vice President, General Counsel	August 28, 2008
Jon R. Burney	and Secretary

/s/ Mark R. Goldston	Director	August 28, 2008
Mark R. Goldston

3